Exhibit 10.41

                              WORK LETTER AGREEMENT

                               TENANT IMPROVEMENTS

     Work Letter Agreement ("Agreement"), dated as of the 7 day of October, 1997, by and between CREEKSIDE BUILDING LLC, a Washington limited liability company ("Landlord"), and PACIFIC AEROSPACE AND ELECTRONICS, INC., a Washington corporation ("Tenant").

                                    RECITALS

     Concurrently with the execution of this Agreement, Landlord and Tenant have entered into a lease ("Lease") covering certain premises ("Premises") more particularly described in Exhibit A-1 attached to the Lease.

     In order to induce Tenant to enter into the Lease and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows. Capitalized terms used herein shall have the meanings ascribed to them in the Lease.

1.   TENANT IMPROVEMENTS

     1.1 In this Agreement "Tenant Improvements" shall include all work to be done in the Premises pursuant to the Tenant Improvements Plans described in and developed in accordance with Section 2, as modified by Tenant pursuant to Section 3.

2.   TENANT IMPROVEMENTS PLANS

     2.1 Landlord and Tenant have agreed that the Tenant Improvements shall as described in accordance with that certain Floor Plan for Pacific Aerospace & Electronics prepared by Robert S. Miller & Associates, Latest Revision dated September 16, 1997 and Assumptions provided in the letter of GLY Construction dated September 15, 1997, copies of which are attached hereto (collectively, the "Schematic Space Plan"). Based upon the Schematic Space Plan, Landlord has prepared the Tenant Improvements construction documents (i.e., final working drawings and specifications for the Tenant Improvements), which Tenant Improvements construction documents shall then constitute the "Tenant Improvements Plans." The Tenant Improvements Plans have been submitted to Tenant and have also been submitted by Landlord for permit issuance pursuant to Section 4.2.

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3.   TENANT REQUESTED CHANGES TO TENANT IMPROVEMENTS PLANS

     3.1 After Landlord's submission of the Tenant Improvements Plans to Tenant, Tenant may, at Tenant's election, request revisions, modifications, changes and amendments to the Tenant Improvements Plans; and, subject to Landlord's consent and approval, in the exercise of Landlord's reasonable discretion, the Tenant Improvements Plans shall be so revised, provided, however, that to the extent that Tenant requires matters in the Tenant Improvements Plans that vary from or are inconsistent with the Schematic Space Plan, such variances shall not constitute a portion of the Tenant Improvements for which Landlord shall be required to pay under Section 5, except insofar as Landlord expressly agrees otherwise. Additionally, delays resulting from any such changes together with the time period for the preparation of pricing and review and approval by Landlord and Tenant shall constitute a Tenant Delay in accordance with the provisions of
          Section 6 herein. If approved by Landlord, changes to the Tenant Improvements Plans shall be evidenced by written change order signed by Landlord, Tenant and the construction contractor. For purposes of this Agreement, Landlord may only withhold its consent or approval of a requested change or revision if such change or revision (i) exceeds or adversely affects the structural integrity of the Building (as defined in the Lease), or any part of the heating ventilating, air condition, plumbing, mechanical, electrical or other systems of the Building (ii) is not approved by the holder of any mortgage or deed of trust encumbering the Building at the time the change or revision is proposed, (iii) would not be approved by a prudent owner of property similar to the Building, (iv) violates any agreement which affects the Building or binds Landlord, (v) will materially increase the costs of operation or maintenance of any of the systems of the Building, or
          (vi) does not conform to applicable building codes or other laws.

4.   CONSTRUCTION OF TENANT IMPROVEMENTS

     4.1 Landlord shall cause the Tenant Improvements to be substantially completed sufficient for the issuance of a temporary certificate of occupancy for the Premises on or before November 15, 1997, or such later date, in accordance with the provisions set forth in this Work Letter.

     4.2 With respect to construction of the Tenant Improvements, the Tenant Improvements Plans have been submitted to the appropriate governmental body for plan checking and the issuance of necessary permits and approvals. Landlord, with Tenant's cooperation, shall cause to be made any changes in the Tenant Improvements Plans necessary to obtain such permits and

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          approvals. After a permit for the Tenant Improvements has been issued,
          Landlord shall cause its contractor to install the Tenant Improvements in accordance with the Tenant Improvements Plans. Landlord shall supervise the completion of such work and shall use diligent efforts to secure substantial completion of the work on or before November 15, 1997 or such later date, in accordance with the Work Letter. The cost of such work shall be paid as provided in Section 3 (to the extent of Tenant requested changes to the Tenant Improvements) and Section 5.

     4.3 In connection with the construction of the Tenant Improvements, Landlord shall arrange with Tenant to have access to the Premises commencing approximately 7 days prior to the estimated date for substantial completion in order to allow Tenant to install telephone lines and telephone systems, fiber optics, computer cabling, and related similar matters, and, on a "space ready" basis only, to commence installation of Tenant's trade fixtures. Tenant shall schedule installation of such items with Landlord and Landlord's contractor so as not to unreasonably impede, interfere with or delay the progress of construction of the Tenant Improvements; and Tenant shall perform such installation in accordance with reasonable guidelines promulgated by Landlord's contractor. Delay, interference or damage arising out of Tenant's installation of such items shall constitute a Tenant Delay under Section 6. Any and all costs of installation of such items shall be at Tenant's sole cost and expense.

     4.4 If, during the period of construction of the Tenant Improvements, Landlord requires Tenant's approval of certain matters and installations related to the Tenant Improvements, Tenant agrees to respond to Landlord's request for approval within two (2) business days. Failure of Tenant to respond within two (2) business days shall constitute a Tenant Delay.

     4.5 During the period of construction of the Tenant Improvements, Landlord and Tenant shall meet at regular meetings occurring at least once monthly regarding the status of the construction and occurring at least once weekly during the final month of construction. If timely, matters requiring Tenant's approval may he determined at such meetings and decisions shall be reflected in the minutes of such meetings.

5.   PAYMENT OF COST OF THE TENANT IMPROVEMENTS

     5.1 Landlord is providing the Premises on a "turn-key" basis and, except as may be otherwise provided in this Work Letter, Landlord shall pay the entire cost

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          of improving the Premises with the Tenant Improvements in accordance with the Schematic Space Plan and the Tenant Improvements Plans.

     5.2 Notwithstanding the other provisions of this Work Letter Agreement, any other items expressly charged to Tenant under the terms of this Work Letter Agreement, constituting a portion of the Tenant Improvements shall be paid for by Tenant.

6.   DELAY IN COMPLETION OF TENANT IMPROVEMENTS AND DELIVERY OF POSSESSION

     6.1 To the extent there occurs a delay in completing the Tenant Improvements and delivering possession of the Premises later than November 15, 1997, which delay is caused by reason other than: (i) strike, labor troubles, acts of god, governmental requirement, shortages of fuel, labor or building materials, action or non-action of public utilities or any other cause beyond the reasonable control of Landlord ("Force Majeure"), (ii) Tenant's failure to meet its obligations under the Lease or this Work Letter Agreement, (iii) Tenant initiated changes to the Tenant Improvements Plans, (iv) Tenant's failure to complete its approval of actions in accordance with this Work Letter, or (v) interference or damage arising out of Tenant's installation of telephone lines and telephone systems, fiber optics, computer cabling, and related similar matters pursuant to
          Section 4 (collectively, "Tenant Delay"), then Landlord and Tenant agree that Tenant's sole remedy for such delay shall be a delay in the Commencement Date and the Rent Commencement Date one day for each one day of delay in the date of completion of the Tenant Improvements and delivery of possession of the Premises by Landlord.

     6.2 To the extent that the delay in completing the Tenant Improvements and delivering possession of the Premises within the time period set forth herein is caused by Force Majeure or Tenant Delays, Landlord shall have no responsibility for any costs associated with such delay and the Rent Commencement Date shall not be delayed as a result of such delay.

7.   SUBSTANTIAL COMPLETION

     7.1 Prior to the Commencement Date, Tenant and Landlord will conduct a walk-through inspection of the Premises and prepare a punch-list of items needing additional work by Landlord. Landlord will cause its contractor to complete all punch-list items within thirty (30) days after the walk-through inspection or as soon as practicable thereafter.

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     7.2  The Tenant Improvements shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant's use and enjoyment of the Premises remain to be performed (items normally referred to as "punch list" items).

     7.3 If, within one (1) year of the Commencement Date, Tenant notifies Landlord of a latent defect in the Premises, Landlord shall repair such latent defect as soon as practical at Landlord's sole cost and expense. A "latent defect" shall mean any defect in the condition of the Premises caused by Landlord's failure to construct the Premises of the Tenant Improvements in a good and workmanlike manner, which defect would not ordinarily be observed in a walk-through inspection of the Premises.

8.   TENANT REPRESENTATIVE

     8.1 Tenant appoints Roger Vallo as Tenant's Representative to act for Tenant in all matters under this Agreement. Landlord appoints Susan Heikkala of The Quadrant Corporation as Landlord's Representative to act for Landlord in all matters under this Agreement. All inquiries, requests, instructions, authorizations, and other communications under this Agreement shall be made by Landlord or Tenant to the other's Representative. Either party may change the identity of its Representative by notice in writing to the other party.

9.   GENERAL

     9.1 The provisions of the Lease and of the Exhibits hereto are made a part of this Agreement. The parties shall execute such further documents and instruments and take such other further actions as may be reasonably necessary to carry out the intent and provisions of this Agreement.

     9.2 During the construction period, to the extent permitted by the City of Bothell, Landlord may provide such signage stating the future tenancy of Tenant as Landlord deems appropriate.


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EXECUTED as of the date first above written.

                                       LANDLORD:

                                       CREEKSIDE BUILDING LLC, a Washington
                                       limited liability company

                                       By WELLS FARGO BANK, N.A., AS CORPORATE
                                       CO-TRUSTEE FOR AUTOMOTIVE INDUSTRIES
                                       PENSION TRUST FUND; AND FOR STATIONARY
                                       ENGINEERS LOCAL NO. 39 PENSION TRUST
                                       FUND, AND FOR STATIONARY ENGINEERS LOCAL
                                       NO. 39 ANNUITY TRUST FUND, as authorized signatory for all Members


                                       By  /s/
                                           -------------------------------------
                                       Its Vice President
                                           -------------------------------------


                                       By  /s/
                                           -------------------------------------
                                       Its Vice President
                                           -------------------------------------


                                       TENANT:

                                       PACIFIC AEROSPACE AND ELECTRONICS, INC.


                                       By  /s/ DONALD A. WRIGHT
                                           -------------------------------------
                                       Its President/CEO
                                           -------------------------------------

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